Exhibit 99.1

MISTRAS Announces Second Quarter and First Half 2021 Results
Strong Top and Bottom-line Growth resulting in Solid Cash Flow
Revenue up 42.8% to $177.7 million with Net Income of $5.9 million and diluted EPS of $0.20
Adjusted EBITDA increased 96.5% to $22.6 million and Operating Cash Flow of $15.0 million

PRINCETON JUNCTION, N.J., August 2, 2021 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its second quarter and six months ended June 30, 2021.

Highlights of the Second Quarter 2021*
•Revenue of $177.7 million, up 42.8%
•Gross profit of $55.3 million, up 34.4%
•Operating income of $11.4 million
•Net income of $5.9 million, and diluted earnings per share of $0.20
•Adjusted EBITDA of $22.6 million, up 96.5%
•Operating cash flow of $15.0 million and Free Cash Flow of $8.5 million

Highlights of the First Half 2021*
•Revenue of $331.4 million, up 16.7%
•Gross profit of $95.3 million; gross profit margin of 28.8%
•SG&A of $79.4 million, essentially flat despite the significant revenue increase year-over-year
•Revised Credit Agreement, combined with lower outstanding debt and leverage level, significantly reduces borrowing cost prospectively
•Total debt repayment of $8.5 million during the six months ended June 30, 2021

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

For the second quarter of 2021, consolidated revenue was $177.7 million, a 42.8% increase compared to $124.4 million in the prior year period. Second quarter revenue exceeded the Company’s outlook driven by growth of over 50% in the Company’s oil and gas market year-over-year, especially in turnarounds, which started later in the Spring and ran longer than historical norms. In addition, the Industrial, Power Generation and Transmission, Other Process Industries and Infrastructure markets were all also up year-over-year for the second quarter of 2021. The Aerospace market was down modestly, as gains in the space and defense sectors somewhat offset commercial aerospace sector weakness, although the aerospace and defense market in the International segment was up over the prior year period. The Services segment’s recovery in the commercial aerospace sector is underway, as there was sequential revenue growth for the past two quarters, and this is anticipated to continue into the second half of 2021.

Second quarter 2021 consolidated gross profit was up 34.4% to $55.3 million, an increase of $14.2 million. Although the quarterly gross profit margin of 31.1% was down from 33.1% a year ago, this was primarily a result of an increase in pass-through costs in the current year. On a year-to-date basis, gross profit margin has held constant at 28.8%. Despite the significant sequential increase in revenue in the second quarter of 2021, selling, general and administrative expenses were essentially flat sequentially with the first quarter of 2021. For the second quarter of 2021, the Company reported net income of $5.9 million or $0.20 per diluted share. Adjusted EBITDA was $22.6 million for the second quarter of 2021, which was an increase of 96.5% over the prior year period, representing a nearly 5-year quarterly high percentage of revenue of 12.7%.

Chief Executive Officer Dennis Bertolotti commented, "Our excellent results in the second quarter represent the first phase of what I expect to be a normalization of our end markets, led this quarter by a strong rebound in our Oil and Gas market. As anticipated, the second quarter benefitted from a late start to the Spring turnaround season, which consequently ran longer than usual. It now appears the overall Energy market is stabilizing, so we expect revenues from this market to grow over the course of the year. Gross profit was up significantly over last year due to the gain in volume. Gross profit margin in the quarter was up compared to full year fiscal 2020 margins, reflecting continued progress in improving our efficiencies and productivity. I am also pleased with our expense controls, which enabled us to hold overhead costs essentially flat in the second quarter, while significantly increasing revenue. The net result was one of our most profitable recent quarters with strong cash flows. We had anticipated this quarter would mark the start of a return to year over year growth, and we are well positioned to consistently drive improvements across the organization and to capitalize on the increasing demand for the valuable services that we provide as we build value for our shareholders.”

Mr. Bertolotti additionally commented on the Company’s progress with its growth initiatives and provided an outlook for the upcoming quarter, “Our end markets are on the mend and we are prepared to capitalize on the increased demand we expect to see, especially from the Energy sector. This remains a large market that seems to have recovered more quickly than some of our other markets, and where we are gaining share and expanding our services, such as into mechanical work and data services.

I am also very pleased to announce the launching of MISTRAS OneSuite™ software platform, which serves as an ecosystem of integrated software and data service apps making integrity data as insight-driven, user-friendly, accessible, and actionable for the benefit of our customers. Our revised credit agreement, in combination with our lower debt and leverage level, will reduce our annual interest expense by almost $6 million per year commencing in the third quarter. And with its more accommodative terms, this will enable us to increase our investment in emerging technologies, such as OneSuite™, as well as emerging markets such as renewable energy and private space flight, each of which could develop into significant markets. We are very pleased to be back in a growth mindset, with the second quarter 2021 potentially representing an important inflection point. Our goal was to return to a revenue run rate by the end of 2021, that would be approximating the rate exiting fiscal 2019, and with the second quarter 2021, we have achieved that goal. We are cautiously optimistic the third quarter 2021 will be another good growth quarter, assuming the COVID-19 pandemic does not have a material impact on our domestic and international operations. Our continued investment during the pandemic on our sales, marketing and intellectual property advantages, along with our focus on customers’ needs, is leading us to more cross over services, thereby adding value and allowing us to outperform our competition.”

Segment Performance:

Services segment second quarter revenues were $145.0 million, up 44.0%, primarily due to an increase in Energy segment revenues against a quarter that was more significantly impacted by COVID-19. For the second quarter, gross profit was $43.8 million, up 28.9% from a year ago on a 30.2% gross margin versus a gross margin of 33.7% in the year ago quarter.

International segment second quarter revenues were $32.0 million, up 49.7% from $21.3 million a year ago. The increase is reflects the depths of the COVID-19 pandemic in 2020 and a recovery in the energy markets this year. International segment second quarter gross profits were up 78.3%, as gross margins improved to 30.1% from 25.3% in the year ago period.

Products and Systems revenue were $3.2 million in the second quarter, down from $4.0 million a year ago, although second quarter gross profits rose 6.2% to $2.0 million from $1.8 million a year ago as the gross margin increased to 60.9% as compared to 45.9% in the year ago period.

The Company generated $18.1 million of cash flows from operating activities, and $7.3 million of free cash flow respectively, for the first six months of 2021, enabling the Company to pay down $8.5 million of total debt during the first half of 2021.

The Company’s total debt was $211.2 million at June 30, 2021, compared to $220.2 million at December 31, 2020. Cash and cash equivalents decreased by approximately $5.8 million, from $25.8 million at December 31, 2020 to $19.9 million at June 30, 2021. Net debt (total debt less cash and cash equivalents) decreased by $3.2 million during the first half of 2021.

Outlook for the Third Quarter of 2021
The Company’s business has been recovering over the past four quarters, from the low experienced in the second quarter of 2020, when the effect of COVID-19 was most impactful to its financial results. Although energy prices and demand are currently stable, the ongoing COVID-19 pandemic continues to significantly impact the Company’s second largest market, Aerospace. The Company expects revenue to increase in the low-to-mid teens percentage in the third quarter of 2021 over the prior year quarter. Adjusted EBITDA is expected to be higher in the third quarter of 2021 than the prior year period, but lower sequentially than the second quarter of 2021, due to substantially all of the remaining temporary cost reductions from 2020 being restored during the third quarter of 2021. This outlook is contingent on continuing macroeconomic stability, including i) continuing stabilization in crude oil markets, ii) a timely and effective COVID-19 vaccination rollout in 2021 and iii), no new or increased stay-in-place mandates resulting from an increased spread of COVID-19 variants, which would impact the Company’s ability to work as a critical service provider.

Conference Call

In connection with this release, MISTRAS will hold a conference call on August 3, 2021 at 9 a. m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 6969718 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading “one source” multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions utilizing OneSuite™ serving as an ecosystem platform, pulling together all of MISTRAS’ software and data services capabilities, for the benefit of customers and their evolving digital requirements.

The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit https://www.mistrasgroup.com/ or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2020 Annual Report on Form 10-K dated March 16, 2021, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalent. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$19,942	$25,760
Accounts receivable, net	122,887	107,628
Inventories	12,836	13,134
Prepaid expenses and other current assets	15,843	16,066
Total current assets	171,508	162,588
Property, plant and equipment, net	91,898	92,681
Intangible assets, net	64,608	68,642
Goodwill	208,175	206,008
Deferred income taxes	2,553	2,069
Other assets	48,639	51,325
Total assets	$587,381	$583,313
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$18,015	$14,240
Accrued expenses and other current liabilities	87,472	78,500
Current portion of long-term debt	17,835	10,678
Current portion of finance lease obligations	3,809	3,765
Income taxes payable	1,269	2,664
Total current liabilities	128,400	109,847
Long-term debt, net of current portion	193,332	209,538
Obligations under finance leases, net of current portion	10,594	11,115
Deferred income taxes	8,623	8,236
Other long-term liabilities	44,783	47,358
Total liabilities	385,732	386,094
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,431,879 and 29,234,143 shares issued and outstanding	294	292
Additional paid-in capital	236,125	234,638
Accumulated Deficit	(21,273)	(21,848)
Accumulated other comprehensive loss	(13,707)	(16,061)
Total Mistras Group, Inc. stockholders’ equity	201,439	197,021
Noncontrolling interests	210	198
Total equity	201,649	197,219
Total liabilities and equity	$587,381	$583,313

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue	$177,677	$124,435	$331,412	$283,900
Cost of revenue	116,787	77,954	225,030	191,278
Depreciation	5,554	5,323	11,045	10,820
Gross profit	55,336	41,158	95,337	81,802
Selling, general and administrative expenses	39,719	37,607	79,358	79,165
Impairment charges	—	—	—	106,062
Legal settlement and litigation charges, net	—	—	1,030	—
Research and engineering	620	708	1,347	1,532
Depreciation and amortization	3,078	3,207	6,152	7,177
Acquisition-related expense (benefit), net	545	19	822	(523)
Income (loss) from operations	11,374	(383)	6,628	(111,611)
Interest expense	3,155	2,976	6,368	5,765
Income (loss) before benefit for income taxes	8,219	(3,359)	260	(117,376)
Provision (benefit) for income taxes	2,274	(694)	(326)	(16,189)
Net Income (loss)	5,945	(2,665)	586	(101,187)
Less: net income (loss) attributable to noncontrolling interests, net of taxes	8	(9)	11	(22)
Net Income (loss) attributable to Mistras Group, Inc	$5,937	$(2,656)	$575	$(101,165)

Earnings (loss) per common share:
Basic	$0.20	$(0.09)	$0.02	$(3.49)
Diluted	$0.20	$(0.09)	$0.02	$(3.49)
Weighted-average common shares outstanding:
Basic	29,602	29,085	29,514	29,024
Diluted	30,136	29,085	30,039	29,024

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Services	$144,977	$100,677	$269,275	$229,550
International	31,951	21,343	59,599	50,410
Products and Systems	3,203	4,002	6,191	6,814
Corporate and eliminations	(2,454)	(1,587)	(3,653)	(2,874)
	$177,677	$124,435	$331,412	$283,900

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Gross profit
Services	$43,761	$33,940	$74,837	$66,177
International	9,615	5,392	17,240	13,415
Products and Systems	1,952	1,838	3,233	2,206
Corporate and eliminations	8	(12)	27	4
	$55,336	$41,158	$95,337	$81,802

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Services:
Income (loss) from operations (GAAP)	$18,358	$10,837	$22,906	$(70,657)
Impairment charges	—	—	—	86,200
Reorganization and other costs	26	45	97	67
Legal settlement and litigation charges, net	—	—	1,650	—
Acquisition-related expense (benefit), net	545	19	788	(523)
Income before special items (non-GAAP)	$18,929	$10,901	$25,441	$15,087
International:
Income (loss) from operations (GAAP)	$1,809	$(1,937)	$989	$(22,356)
Impairment charges	—	—	—	19,862
Reorganization and other costs	30	366	126	292
Income (loss) before special items (non-GAAP)	$1,839	$(1,571)	$1,115	$(2,202)
Products and Systems:
Income (loss) from operations (GAAP)	$209	$(96)	$(372)	$(1,776)
Reorganization and other costs	—	—	27	—
Income (loss) before special items (non-GAAP)	$209	$(96)	$(345)	$(1,776)
Corporate and Eliminations:
Loss from operations (GAAP)	$(9,002)	$(9,187)	$(16,895)	$(16,822)
Loss on debt modification	277	645	277	645
Legal settlement and litigation charges, net	—	—	(620)	$—
Reorganization and other costs	—	86	—	123
Acquisition-related expense, net	—	—	34	—
Loss before special items (non-GAAP)	$(8,725)	$(8,456)	$(17,204)	$(16,054)
Total Company:
Income (loss) from operations (GAAP)	$11,374	$(383)	$6,628	$(111,611)
Impairment charges	—	—	—	106,062
Reorganization and other costs	56	497	250	482
Loss on debt modification	277	645	277	645
Legal settlement and litigation charges, net	—	—	1,030	—
Acquisition-related expense (benefit), net	545	19	822	(523)
Income (loss) before special items (non-GAAP)	$12,252	$778	$9,007	$(4,945)

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in):
Operating activities	$14,978	$28,755	$18,126	$34,862
Investing activities	(6,142)	(3,044)	(10,318)	(7,248)
Financing activities	(13,405)	(20,829)	(12,970)	(20,337)
Effect of exchange rate changes on cash	334	679	(656)	295
Net change in cash and cash equivalents	$(4,235)	$5,561	$(5,818)	$7,572

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net cash provided by operating activities (GAAP)	$14,978	$28,755	$18,126	$34,862
Less:
Purchases of property, plant and equipment	(6,185)	(3,142)	(10,188)	(7,443)
Purchases of intangible assets	(268)	(108)	(618)	(195)
Free cash flow (non-GAAP)	$8,525	$25,505	$7,320	$27,224

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	June 30, 2021	December 31, 2020

Current portion of long-term debt	$17,835	$10,678
Long-term debt, net of current portion	193,332	209,538
Total Gross Debt (GAAP)	211,167	220,216
Less: Cash and cash equivalents	(19,942)	(25,760)
Total Net Debt (non-GAAP)	$191,225	$194,456

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net Income (loss) (GAAP)	$5,945	$(2,665)	$586	$(101,187)
Less: Net income (loss) attributable to non-controlling interests, net of taxes	8	(9)	11	(22)
Net Income (loss) attributable to Mistras Group, Inc.	$5,937	$(2,656)	$575	$(101,165)
Interest expense	3,155	2,976	6,368	5,765
Provision (benefit) for income taxes	2,274	(694)	(326)	(16,189)
Depreciation and amortization	8,632	8,530	17,197	17,997
Share-based compensation expense	1,202	1,395	2,464	2,740
Impairment charges	—	—	—	106,062
Acquisition-related expense (benefit), net	545	19	822	(523)
Reorganization and other related costs	56	497	250	482
Legal settlement and litigation charges, net	—	—	1,030	—
Loss on debt modification	277	645	277	645
Foreign exchange loss	474	764	932	1,067
Adjusted EBITDA (non-GAAP)	$22,552	$11,476	$29,589	$16,881

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$5,937	$(2,656)	$575	$(101,165)
Special items	878	1,161	2,379	106,666
Tax impact on special items	(189)	(191)	(557)	(14,041)
Special items, net of tax	$689	$970	$1,822	$92,625
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$6,626	$(1,686)	$2,397	$(8,540)

Diluted EPS (GAAP)(1)	$0.20	$(0.09)	$0.02	$(3.49)
Special items, net of tax	0.02	0.03	0.02	3.19
Diluted EPS Excluding Special Items (non-GAAP)	$0.22	$(0.06)	$0.04	$(0.30)
_______________
(1) For the three and six months ended June 30, 2020, 118 and 223 shares, respectively, related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.